Exhibit 10.26

Dated the 9th day of November 2007

O2DIESEL EUROPE LIMITED

(FORMERLY AAE TECHNOLOGIES INTERNATIONAL PLC)
as Licensor

and

O2DIESEL ASIA LIMITED

as Licensee

LICENCE AGREEMENT

WATSON, FARLEY & WILLIAMS

Singapore

INDEX

Clause		Page

1	INTERPRETATION	1

2	GRANT	3

3	SUB-LICENSING	3

4	FURTHER ASSURANCES	3

5	LICENSEE’S OBLIGATIONS	4

6	PATENT PROSECUTION AND RENEWAL	4

7	PROVISION OF LICENSED KNOW-HOW	4

8	IMPROVEMENTS	5

9	CONFIDENTIALITY	5

10	PROTECTION OF LICENSED PATENTS & THIRD PARTY CLAIMS	6

11	WARRANTIES	7

12	DURATION AND TERMINATION	8

13	GENERAL	9

EXECUTION PAGE		12

i

THIS LICENCE is made the 9th day of November 2007

BETWEEN

(1)           O2 DIESEL EUROPE LIMITED (formerly AAE Technologies International Plc), a company registered in the Republic of Ireland (Company No. 327106) whose registered office is at 5 Lapps Quay, Cork, Republic of Ireland (the “Licensor”); and

(2)           O2DIESEL ASIA LIMITED, a company registered in the Republic of Ireland (Company No. 444569) whose registered office is 3 Burlington Road, Dublin 4, Republic of Ireland (the “Licensee”)

(each a “Party” and together the “Parties”).

WHEREAS:

(A)          The Licensor is the sole proprietor of the Licensed Patents used in the manufacture of the Licensed Products.

(B)          The Licensor has agreed to grant and the Licensee has agreed to take an exclusive licence under the Licensed Patents and the Licensed Know-how in the Territory on the terms set out in this Licence.

IT IS AGREED as follows:

1             INTERPRETATION

1.1                               In this Licence except where the context otherwise requires the following terms shall have the following meanings:

“Associated Company”

means, in relation to a company, its parent undertaking or its subsidiary undertaking, or a subsidiary undertaking of its parent undertaking or any other person controlled by or under the same control either directly or indirectly (as defined in sections 258 and 259 of the Companies Act 1985);

“Business of the Licensor”

means the technical and commercial development of oxygenated diesel fuels using ethanol and the development and production of co-solvent technologies that enable the stable blending and storage of diesel fuels containing ethanol;

“Competitor”

means a person, firm or company, not being the Licensor or the licensee’s sub-licencees, engaged in the Business of the Licensor:-

(i)     in the Territory; or

(ii)    outside the Territory into the Territory;

“Confidential Information”

means all information disclosed by one Party to the other in material form (including without limitation in a written document) provided that each such item of information would appear to a reasonable person to be confidential;

“Improvement”	means any improvement, enhancement or modification to the Licensed Products or their method of manufacture;

“Licensed Know-How”

means any methods, techniques, processes, discoveries or inventions (whether patentable or not), specifications, formulae, data and any other substantial and identifiable know-how which relates to the Licensed Products;

“Licensed Patents”

means

1.    the patents and patent applications listed in Schedule 1 to which the Licensor is the sole registered proprietor;

2.     all granted patents and patent applications in the Territory which are equivalent to and/or claim priority from the applications listed at Schedule 1 from time to time and granted patents issuing from such applications together with all re-issues and extensions of such granted patents; and

3.    all patent applications and/or granted patents in the Territory for inventions developed by the Licensor or its Associated Companies which relate to the mixing of diesel fuel and ethanol;

“Licensed Products”

means the O2 Diesel Additive and the O2 Diesel Product and any other product manufactured using, or embodying, (i) the Licensed Patents and/or (ii) Licensed Know-How and/or (iii) any Improvement developed by the Head Licensor;

“O2 Diesel Additive”	means the O2 Diesel proprietary compound that allows the mixing of diesel fuel and ethanol;

“O2 Diesel Product”	means oxygenated diesel fuel comprising base diesel fuel, the O2 Diesel Additive, ethanol and acetane improver;

“Person(s)”	includes any person, firm or company or group of persons or unincorporated body;

“Territory”

means India, Singapore, Thailand, Malaysia, Hong Kong, Australia, New Zealand, and South Africa, including all other countries in Asia in which the Licensor may choose to file further patent applications and any further territories agreed between the parties from time to time in writing.

1.2          The singular includes the plural and vice versa.

1.3          Headings in this Licence are included for the purpose of ease of reference only and shall not have any effect on its construction.

2              GRANT

2.1          In consideration of the payment of € 1.00 (1 Euro) by the Licensee to the Licensor, receipt of which is hereby acknowledged, the Licensor hereby grants to the Licensee an exclusive licence under the Licensed Patents and the Licensed Know-How, with the right to sub-license subject to clause 3 below, to import, develop, improve, manufacture, have manufactured, use and sell or supply or otherwise deal with and in the Licensed Products in the Territory.

3             SUB-LICENSING

3.1          Subject to clause 3.1(b), the Licensee may grant a sub-licence of its rights under this Licence to any third party provided that such sub-licences include termination provisions equivalent to those provided for in clause 12 of this Licence.

(a)           The Licensee shall promptly inform the Licensor of any sub-licence granted to a third party.

(b)           The Licensee shall not be entitled to grant sub-licences of its rights under this Licence to a Competitor unless such a restriction on the Licensee’s entitlement to sub-licence risks breaching any applicable competition or anti-trust laws and regulations.

3.2          The Licensee shall be responsible for any breach of the sub-licence by any of its sub-licensees as if the breach had been that of the Licensee under this Licence and the Licensee shall indemnify the Licensor against any loss, damages, costs, claims or expenses which are awarded against or suffered by the Licensor as a result of any such breach by the sub-licensee save that this clause 3.2 shall not apply to any breach of any sub-licence by a sub-licensee who is an Associated Company of the Licensor and in respect of which the Licensor shall be deemed to be ultimately responsible.

3.3          No further right or licence is granted by the Licensor to the Licensee by this Licence save as expressly set out in this clause 3.

4             FURTHER ASSURANCES

4.1          The Parties shall execute such formal documents and take any such actions as the Licensor’s advisers consider may be necessary or desirable for:

(a)           registration of this Licence or any sub-licences granted under it with patent offices and other relevant authorities in any particular territory covered by this Licence; and

(b)           enjoyment in full by the Licensee of the rights granted to it pursuant to this Licence.

5            LICENSEE’S OBLIGATIONS

5.1                             The Licensee shall use reasonable endeavours to ensure that all of the Licensed Products marketed by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in those parts of the Territory in which they are sold by the Licensee save that, the Licensee shall have no responsibility or liability under this clause in respect of any Licensed Products manufactured by an Associated Company of the Licensor as long as the responsibility or liability does not arise as a direct result of the acts or omissions of the Licensee.

5.2                             The Licensee shall:

(a)                                mark or cause to be marked in a legible manner on some conspicuous part of the packaging of the Licensed Products words indicating, as applicable, either that patents have been applied for or patents have been granted in respect of the Licensed Product and giving the relevant patent application number(s) or patent number(s) and that the Licensed Products are manufactured and supplied by the Licensee under licence comply with all reasonable directions given by the Licensor or its duly authorised representatives;

(b)                               save for where Licensed Products are manufactured by an Associated Company of the Licensor, on request from the Licensor and at the Licensor’s own expense, send samples of the Licensed Products to the Licensor;

(c)                                permit and shall use its best endeavours to obtain permission for the Licensor or its duly authorised representatives at all reasonable times to enter any place where the manufacture of the Licensed Products is carried on for the purpose of inspection of methods of manufacture of the Licensed Products

5.3                             The Licensee shall at all times indemnify and keep indemnified the Licensor against all or any costs, claims, damages, or expenses incurred by the Licensor or for which the Licensor may become liable with respect to any product liability claim arising in the Territory relating to the Licensed Products except where such costs, claims, damages or expenses arise in respect of Licensed Products manufactured by an Associated Company of the Licensor and do not arise as a direct result of the acts or omissions of the Licensee. The Licensee shall maintain adequate product liability insurance and shall ensure that the Licensor’s interest is noted on the policy, which policy the Licensee shall supply to the Licensor on request without unreasonable delay.

5.4                             The Licensee shall use its reasonable endeavours to promote and expand the supply of the Licensed Products throughout the Territory.

6            PATENT PROSECUTION AND RENEWAL

6.1                             The Licensor shall take all such steps or shall procure that all such steps are taken to ensure that:

(a)                                the Licensed Patents are recorded and registered in the name of the Licensee in the Territory;

(b)                               all such acts as it may consider necessary or desirable to obtain the grant of the Licensed Patents in the Territory are performed;

(c)           all such acts as are necessary to renew and maintain the Licensed Patents in the Territory are performed; and

(d)           the Licensee is kept duly, fully and punctually informed of the status of all Licensed Patents and any requirements from the relevant patent authorities affecting the validity of the Licensed Patents.

6.2          In the event that the Licensor fails or is unable to satisfactorily perform its obligations contained in clause 6.1 for any reason whatsoever, the Licensee shall have the right, but not the obligation, to take such steps as it deems necessary to perform such acts.  This clause shall be without prejudice to the Licensor’s obligations under clause 6.1.

6.3          All reasonable costs and fees payable to patent attorneys and the relevant authorities in respect of clause 6.1 above shall be met by the Licensor.

6.4          The Licensor shall not abandon or allow to lapse any of the Licensed Patents in the Territory.

7              PROVISION OF LICENSED KNOW-HOW

7.1          As soon as possible after the date of this Licence, the Licensor shall provide and continue to provide the Licensee with access to the Licensed Know-How in a format reasonably accessible to the Licensee, save for any Licensed Know-How which the Licensor may not disclose pursuant to an obligation of confidentiality owed to a third party.

7.2          Any Licensed Know-How provided to the Licensee under clause 7.1 shall be used by the Licensee only for the purposes permitted by clause 2.1 above and shall be subject to the provisions of clause 9.

8              IMPROVEMENTS

8.1          If either Party shall at any time devise, discover or acquire rights in any Improvement it shall to the extent that it is not prohibited by law or by any undertaking given to any other person (other than to an Associated Company) or by considerations relating to the securing of a patent:

(a)           promptly notify the other in writing, giving details of it and provide to the other such information or explanations as the other may reasonably require to be able effectively to utilise the same; and

(b)           the Party devising, discovering or acquiring any such Improvement shall grant to the other Party, an irrevocable non-exclusive royalty-free licence with appropriate territorial restrictions, under such application and any patent granted pursuant to it to the other.

8.2          Any information provided by one Party to another under clause 8.1 shall be subject to the provisions of clause 9.

9             CONFIDENTIALITY

9.1          Each Party will take all proper steps to keep confidential all Confidential Information of the other which is disclosed to or obtained by it pursuant to or as a result of this Licence,

and will not divulge the same to any third party provided that each Party is permitted to allow access to such Confidential Information by members of its own staff directly or indirectly concerned with the manufacture, use or sale of the Licensed Products.  Upon termination of this Licence, each Party will return to the other any equipment and written data (without retaining copies thereof) provided for the purposes of this Licence.

9.2                               The obligations of confidentiality under this clause 9 shall not apply to any information or material which the recipient Party can prove:

(a)                                  was already known to it prior to its receipt thereof from the disclosing Party;

(b)                                 was subsequently disclosed to it lawfully by a third party who did not obtain the same (whether directly or indirectly) from the disclosing Party; or

(c)                                  was in the public domain at the time of receipt by the recipient Party or has subsequently entered into the public domain other than by reason of the breach of the provisions of this clause or of any obligation of confidence owed by the recipient Party or by any of its subcontractors or sub-licensees to the disclosing Party.

9.3                               The Licensee agrees that it will upon the request of the Licensor but at its own expense take such steps as the Licensor may require to enforce any confidentiality undertaking given by a director or employee or adviser of the Licensee including in particular but without limitation the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained.  All such steps to be taken by the Licensee shall be taken as expeditiously as possible and the Licensee agrees that in respect of its obligation to enforce confidentiality undertakings time shall be of the essence in complying with the requirements of the Licensor.

9.4                               The Licensor agrees that it will upon the request of Licensee but at its own expense take such steps as the Licensee may require to enforce any confidentiality undertaking given by a director or employee or adviser of the Licensor including in particular but without limitation the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained.  All such steps to be taken by the Licensor shall be taken as expeditiously as possible and the Licensor agrees that in respect of its obligation to enforce confidentiality undertakings time shall be of the essence in complying with the requirements of the Licensee.

9.5                               The provisions of this clause 9 shall remain in force notwithstanding earlier termination of this Licence.

10           PROTECTION OF LICENSED PATENTS & THIRD PARTY CLAIMS

10.1                        In the event that:

(a)                                  any Licensed Patent is attacked or being a patent application is opposed; or

(b)                                 any application for a patent is made by or any patent is granted to a third party by reason of which the third party may be granted or may have been granted rights which conflict with any of the rights granted to the Licensee under any Licensed Patent; or

(c)           any unlicensed activities are carried on by any third party which could constitute an infringement of any Licensed Patent; or

(d)           any application is made for a compulsory licence under any Licensed Patent; or

(e)           legal action is commenced or threatened against any Party under the Licensed Patents or in relation to the manufacture, use or sale of any Licensed Product the Party becoming aware of such matter shall forthwith notify the other of any such matters and the parties, including any sub-licensor, shall agree on a course of action.

10.2        If, within 14 days, the parties are unable to agree under clause 10.1, the Licensee shall have the option to take such action, at its own cost, as it considers necessary.

10.3        Where the Licensee elects to take such action :

(a)           The Licensor shall provide all reasonable assistance as the Licensee may require subject to reimbursement of any reasonable expenses so incurred by the Licensor;

(b)           the Licensee shall have in its sole discretion the right to settle with such third party. The Licensor has the right to be consulted in this regard.

10.4        If the Licensee elects not to take any action,

(a)           the Licensor may do so in its place and the Licensee shall provide the Licensor with all reasonable assistance (subject to reimbursement of reasonable costs incurred by the Licensee) and the Licensor shall have in its sole discretion the right to settle with such third party but the Licensee shall have the right to be consulted in this regard.

10.5        Nothing in this Licence shall constitute any representation that:

(a)           any Licensed Patent (if a patent application) shall proceed to grant or if granted shall be valid or

(b)           the Licensed Products do not fall within the scope of any intellectual property rights (including patents) other than the Licensed Patents.

11           WARRANTIES

11.1        The Licensor warrants, represents and undertakes to the Licensee as follows:

(a)           it is the exclusive legal and beneficial owner of all rights, title and interest in the Licensed Patents and so far as it is aware the Licensed Know-How and there are no liens, encumbrances or other charges over any of them;

(b)           Schedule 1 contains a complete and accurate listing of the details of all patents and patent applications and other intellectual property in the Territory relating to the O2 Diesel Additive and the O2 Diesel Product;

(c)           the Licensor is entitled to grant an exclusive license of the rights in the Licensed Patents to the Licensee and has not previously licensed or assigned them;

(d)           it is registered as the sole proprietor of the Licensed Patents (or, in the case of patent applications, as the applicant ) and all registrations and filings necessary to preserve the rights of the Licensor have been made and are in good standing;

(e)           it is not aware of any allegation or claim that it is not entitled to the Licensed Patents or to be registered as the exclusive owner of them;

(f)            the Licensed Patents are (or will be, if granted) valid and as far as the Licensor is aware enforceable;

(g)           to the best of its knowledge, there are no allegations or proceedings, pending or threatened, which assert that development, manufacture, use or sale of any Licensed Product infringes or will infringe third party rights or which challenge the validity or enforceability of the Licensed Patents;

(h)           in the event of the Licensor becoming aware of any information which might affect its ability to give the warranties and representations set out above it shall promptly notify the Licensee; and

(i)            the Licensor shall indemnify the Licensee and keep it indemnified against any and all claims, liability and costs, including legal costs, arising from breach or non-performance or the foregoing warranties, representations and undertakings.

11.2        Notwithstanding any other provision of this Licence, no Party shall be liable to the other Party in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party or its affiliates of an indirect or consequential nature including, without limitation, any economic loss or other loss of turnover, profits, business or goodwill.

12           DURATION AND TERMINATION

12.1        This Licence shall come into force on the date on which it is signed by both parties and shall, unless determined in accordance with clause 12, remain in force until the expiry of the last to expire of the Licensed Patents or, if being patent applications, until there is no further possibility of any of patent applications proceeding to grant.

12.2        The Licensor shall have the right to terminate this Licence forthwith by notice in writing to the Licensee in the event that:

(a)           The Licensee shall fail to perform or observe any of the obligations on its part to be performed or observed under this Licence provided that in a case where the breach is remediable such notice from the Licensor shall also require the Licensee to remedy such breach and if the Licensee so remedies within 60 days of such notice being served such notice to terminate this Licence shall be deemed to be void and of no effect; or

(b)           an interim order is applied for or made, or a petition for a bankruptcy order is presented or a bankruptcy order is made against the Licensee or a receiver or trustee in bankruptcy is appointed of the Licensee’s estate or an administration order is made, or a receiver or administrative receiver is appointed of any of the Licensee’s assets or undertaking or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of reconstruction or amalgamation) or any circumstances arise which entitle the Court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order or other similar or equivalent action is taken against or by the Licensee by reason of its insolvency or in consequence of debt, the Licensor shall have no right to terminate pursuant to this clause if any of the above insolvency situations are remedied within 90 days.

12.3        In case of termination of this Licence howsoever arising, and subject to any express provisions set out elsewhere in this Licence or otherwise agreed by the parties in writing:

(a)           all rights and licences shall cease; and

(b)           the Licensee and its sub-licensees shall cease all and any exploitation of the Licensed Patents save that they may continue to deal in any unsold or unused stocks of Licensed Products for a period of 6 months following the date of termination.

12.4        The termination of this Licence howsoever arising shall be without prejudice to the provisions of this clause 12 and to any rights of either Party which may have accrued by or up to the date of such termination.

13           GENERAL

13.1        Without prejudice to the Licensee’s right to sub-licence, save with the prior written agreement of Licensor in its sole discretion, the Licensee shall not assign, transfer, charge, encumber or otherwise deal with the whole or any part of this Licence or its obligations under it.

13.2        In the event that any clause or any part of any clause in this Licence is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken all other clauses or parts of clauses contained in this Licence shall remain in full force and effect and shall not be affected by such finding for the term of this Licence.

13.3        No relaxation, forbearance delay or indulgence by either Party in enforcing any of the terms and conditions of this Licence or the granting of time by either Party to the other shall prejudice affect or restrict the rights and powers of the said Party nor shall any waiver by either Party of any breach of this Licence operate as a waiver of or in relation to any subsequent or any continuing breach of it.

13.4        This Licence may only be amended by a document in writing signed by a duly authorised officer of each Party whose agreement is required.

13.5        The parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Licence and to protect the rights of the parties under it.

13.6        This Licence constitutes the entire agreement and understanding of the parties relating to its subject matter. Each of the parties acknowledges and agrees that in entering into this Licence it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Licence or not) other than as expressly set out in this Licence as a warranty or representation. The only remedy available to it for breach of such warranties or representations shall be for breach of contract under the terms of this

Licence. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

13.7        No term of this Licence shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

13.8        Notices or other communications given pursuant to this Licence by any Party to this Licence to any other Party to this Licence shall be in writing and shall be sufficiently given (a) if delivered by hand or sent by post to the address set forth herein of the Party to which the notice or communication is being given or to such other address as such Party shall communicate to the Party giving the notice or communication; or (b) if sent by facsimile or other electronic means of visible reproduction to the correct facsimile or electronic mail number of the Party to which it is being sent. Any notice, or communication, given or sent by post hereunder, shall be sent by registered post. Any Party serving a notice or making a communication by facsimile or other means of visible electronic reproduction shall promptly confirm such notice or communication by telephoning the Party to whom it is addressed but the absence of such confirmation shall not affect the validity of any such notice or communication. Every notice or communication given in accordance with this Section shall be deemed to have been received as follows:-

Means of Dispatch	Deemed Received

Delivery by hand or courier	The day of delivery;

Facsimile or other means of delivery	At the visible electronic reproduction provided that no delivery error message was subsequently received by the Party making the notice,

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to have been given or made outside working hours (being 9.00 a.m. to 5.00 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.  The relevant addressee, address and facsimile number of each Party for the purposes of this Agreement, subject to notification of change under this Clause are:

NAME OF PARTY	ADDRESS/FAX NUMBER

O2Diesel Europe	Attn: Mr. Alan Rae c/o O2Diesel Corp. 100 Commerce Drive Suite 301, Newark, DE 19713 Fax: +1 (302) 266-7076

O2Diesel Asia Limited	Attn: Mr. Alan Rae 100 Commerce Drive Suite 301, Newark, DE 19713

Fax: +1 (302) 266-7076

And

Mr. Ronen Hazarika c/o Energenics Holdings Pte Limited 7 Temasek Boulevard #04-01A Suntec Tower One Singapore 038987 Fax: +65 6415 1656

A Party shall notify the other of a change in its name, relevant address, address, telephone number or facsimile number for the purposes of this Clause. Such notification shall only be effective on the date specified in the notification as the date on which the change is to take place; or if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

13.9        This Licence shall be governed by and interpreted in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

13.10      This Licence may be executed in any number of counterparts each of which when executed and delivered shall be an original and all the counterparts together shall constitute one and the same instrument.

EXECUTION PAGE

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

SIGNED BY	/s/ Alan Rae

Name: ALAN RAE

Title: CEO

For and on behalf of O2DIESEL EUROPE LMITED

SIGNED BY	/s/ Ronen Hazarika

Name: RONEN HAZARIKA

Title: Director

For and on behalf of O2DIESEL ASIA LIMITED

Schedule 1

The Licensed Patents

Invention	Country	Application No	Grant No

Fatty acid alkoxylate/alkananolamide fuel additives (Invention 2)	Australia	2002308016	Pending. Acceptance advertised 27 Sept. 2007.

Alkanolamide-free selected fuel additives (Invention 3)	Australia	2002223789	2002223789. Granted 14 June 2007.

Alkoxylate and Alcohol free fuel additives (Invention 4)	Australia	2002223787	200223787 Granted 16 Nov. 2006.

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	Australia	2005212304	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols). (Invention 6)	Australia	P118550AU	Pending

Fuel composition – priority patent (AAE07) (Invention 1)	Hong Kong	00103597.1	HK 1024259 Granted 12 Nov 2004.

Alkanolamide-free selected fuel additives (Invention 3)	Hong Kong	04101060.9	Pending

Alkoxylate and Alcohol free fuel additives (Invention 4)	Hong Kong	04101059.2	HK1059797 Granted 4 May 2007.

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	Hong Kong	07100559.6	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Hong Kong	P118550HK	Pending

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	India	4448/DELNP/2006	Pending

Fuel additive alkoxylates & alkanolamides with higher alcohols.	India	16571DEL/2007	Pending

1

Invention	Country	Application No	Grant No

(Invention 6)

Fuel additive alkanolamides & alkoxylates with higher alcohols. (Invention 6)	Indonesia	P118550 ID	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Malaysia	P118550 MY	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols (Invention 6)	New Zealand	P 118550 NZ	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Singapore	P118550 SG	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	South Africa	P118550 ZA	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Thailand	P118550TH	Pending

Alkoxylated fatty acid/ester additive in fuel compositions. (Invention 7)	Thailand	0638413	Pending

2